UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

March 25, 2014

ENTEGRIS, INC.

(Exact name of registrant as specified in charter)

Delaware	001-32598	41-1941551
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

129 Concord Road

Billerica, MA 01821

(Address of Principal Executive Offices, including Zip Code)

(978) 436-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 25, 2014, Entegris, Inc. (the “Company”) and certain of its domestic subsidiaries (the “Entegris Guarantor Subsidiaries”) entered into a Purchase Agreement (the “Purchase Agreement”) with Goldman, Sachs & Co., as representative of the several purchasers named in Schedule I thereto (collectively, the “Purchasers”), pursuant to which the Company agreed to issue and sell and the Purchasers agreed to purchase, upon the terms and subject to the conditions set forth therein, $360 million in aggregate principal amount of the Company’s 6.0% Senior Unsecured Notes due 2022 (the “Notes”). The Purchase Agreement contains customary representations, warranties and agreements by the Company, the Entegris Guarantor Subsidiaries and the Purchasers as well as customary indemnification provisions whereby the Company and the Entegris Guarantor Subsidiaries, on one hand, and the Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Notes will be issued pursuant to an indenture to be entered into between the Company and Wells Fargo Bank, N.A. (the “Trustee”). The Purchase Agreement provides that from and after the closing of the proposed acquisition of ATMI, Inc. (“ATMI”) by the Company, the Entegris Guarantor Subsidiaries, ATMI and ATMI’s domestic subsidiaries will enter into a supplemental indenture to the Indenture to guarantee the Company’s obligations under the Indenture.

Item 8.01. Other Events.

On March 25, 2014, the Company issued a press release announcing the pricing of its offering of senior unsecured notes due 2022. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Entegris, Inc. dated March 25, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEGRIS, INC.

By:	/s/ Peter W. Walcott
Name:	Peter W. Walcott
Title:	Senior Vice President and General Counsel

Date: March 25, 2014

EXHIBIT INDEX

99.1	Press Release of Entegris, Inc. dated March 25, 2014.